                                   EXHIBIT 11
                                    KSW, INC.

                         STATEMENT REGARDING COMPUTATION
                        OF NET EARNINGS (LOSS) PER SHARE

                                                Three Months      Three Months
                                               Ended 3/31/00     Ended 3/31/99
                                               -------------     -------------

Net earnings                                   $     413,000     $   87,000
                                               =============     ===========

Earnings Per Share - Primary
Weighted average shares  outstanding
    during the period                             5,468,644       5,468,644
                                               =============     ===========

Earnings per common share - Primary            $        .08             .02
                                               =============     ===========
Earnings Per Share - Diluted
Weighted average shares outstanding
    during the period                             5,468,644       5,468,644

Common and Common Stock equivalent shares
using the treasury stock method                     186,190               0
                                                ------------     -----------

Total shares outstanding for purposes of
calculating diluted earnings                      5,654,834       5,468,644
                                               =============     ===========

Earnings per common and common Equivalent
share - Diluted                               $         .07     $       .02
                                               =============     ===========